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                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE



                              Contact:   Jane Whaley (investors)
                                         Exodus Communications
                                         (408) 346-2191
                                         jane.whaley@exodus.net

                                         Maureen O'Connell (media)
                                         Exodus Communications
                                         (408) 346-2218
                                         maureen.oconnell@exodus.net


                     EXODUS COMMUNICATIONS, INC. ANNOUNCES
                        AGREEMENT TO SELL $75 MILLION OF
               11 1/4% SENIOR NOTES DUE 2008 IN PRIVATE OFFERING

SANTA CLARA, CA, June 17, 1999 - Exodus Communications(TM), Inc. (NASDAQ: EXDS) today announced that it has entered into an agreement to sell $75 million of 11 1/4% Senior Notes due 2008 in a private offering. The offering will be made within the United States to qualified institutional buyers and outside the United States to non-U.S. investors.

     The Company stated that it intends to use the net proceeds of the offering for expansion of the Company's business and for other general corporate purposes and to fund prepaid interest accruing through July 1, 2000.

     The Senior Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
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Forward-Looking Statements

     This press release contains forward-looking statements including statements related to the offering of the senior notes and the use of proceeds. These statements involve risks and uncertainties described from time to time in Exodus'(TM) filings with the Securities and Exchange Commission ("SEC"). In particular, see Exodus' annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Exodus does not assume any obligation to update the forward-looking information contained in this press release.

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Exodus and Exodus Communications are trademarks of Exodus Communications, Inc.
and may be registered in certain jurisdictions.